Exhibit 10.1

JACOBS ENGINEERING GROUP INC.
INCENTIVE BONUS PLAN
FOR OFFICERS AND KEY MANAGERS
(As Amended and Restated - effective 5-22-2014)

Summary of the Program
The purpose of the Jacobs Engineering Group Inc. Incentive Bonus Plan for Officers and Key Managers (the “Plan”) is to promote the success of Jacobs Engineering Group Inc. (“Jacobs”) and its subsidiaries (collectively referred to as the “Company”) by attracting and retaining highly qualified people who perform to the best of their abilities to achieve Company objectives and profitability. This program covers designated officers and key managers of the Company (the “Participants”). Key managers are defined as management level personnel who do not normally receive overtime compensation and whose participation in the Plan is approved by the Chief Executive Officer or the Human Resources and Compensation Committee (the “Committee”) of Jacobs’ Board of Directors.
Bonus Pool Formula
Each year a bonus pool is determined by a formula approved by the Committee. The bonus pool is established as a percentage of the Company’s pretax, pre-bonus earnings above a preset trigger point or hurdle rate. The hurdle rate for each fiscal year shall be established by the Committee. Once the trigger point is reached, the bonus pool accrues at a rate set by the Committee up to 20 percent of pretax, pre-bonus earnings in excess of the trigger point. When pretax, pre-bonus earnings reaches up to 2.0 times the trigger point, the accrual rate increases to a rate set by the Committee up to 33 percent of pretax, pre-bonus earnings in excess of to 2.0 times the trigger point. The percentage rate used for calculating the trigger point is established each year based on economic and market conditions in effect at that time. The bonus pool formula is subject to change at any time and is determined at the sole and absolute discretion of the Committee.
Bonus Pool/Allocation
Up to 80 percent of the bonus pool shall be allocated to Participants, with the balance reserved for distribution to nonparticipating employees who have made an outstanding contribution during the year. The portion of the bonus pool allocated to Participants is distributed 50 percent based on their weighted salary (using factors approved by the Committee each year) versus the total weighted salaries of all Participants and 50 percent at the discretion of the Chief Executive Officer, subject to the approval requirements of the Plan below. The portion of the bonus pool allocated to nonparticipants is determined solely at the discretion of the Chief Executive Officer. The weighted salaries shall be determined by multiplying the salary earned while a Participant times the weighting factors.
Notwithstanding anything in the Plan to the contrary, to the extent that an executive of the Company is a participant in the Company’s Executive Bonus Plan for any fiscal year, then: (i) the Committee intends to exercise its negative discretion under the Executive Bonus Plan to determine such executive’s bonus payment for such fiscal year under the Executive Bonus Plan in accordance with the terms of this Plan, subject to the limits on the maximum bonus payable to such executive under the Executive Bonus Plan, and (ii) such executive shall be paid his or

Exhibit 10.1

her bonus for such fiscal year pursuant to the Executive Bonus Plan and not from this Plan; provided however, that, such payments under the Executive Bonus Plan shall reduce the Bonus Pool under this Plan.
If a Participant moves from one level to another during the year, the different weighting factors are applied to the salary earned at each level and prorated accordingly.
Approvals
The participation of an Executive Vice President, Senior Vice President or Group Vice President in the Plan and each award to such an executive shall be approved by the Committee and each award to any other Participant shall be approved by the Committee, the Chief Executive Officer, the Executive Vice President, Finance and Administration, or the Senior Vice President, Global Human Resources.
Payment of Awards
An award shall be paid at such time or times as determined by the Committee or, if permitted by the Plan, one of executives noted above, in the Committee’s or such executive’s sole and absolute discretion. The Committee or, if permitted under the Plan, one of the executives noted above, may reduce any award up to the date of payment. All payments are subject to federal, state, or local taxes unless deferred pursuant to the terms of a Company sponsored plan a participant may be eligible for.
Starting with the fiscal 2014 bonus, all awards shall be paid in full within 90 days of the close of the applicable fiscal year. All unpaid bonus amounts deferred from prior years shall be paid according to the original deferral schedule.
If an employee is a participant in the Plan for less than a full year, his or her bonus will be prorated accordingly. To receive payment of an award, a participant must be employed with the Company on the date each bonus award is paid. If a participant’s employment is terminated for any reason, all unpaid bonuses are automatically forfeited unless determined otherwise by the Committee or, if permitted by the Plan, by one of the executives noted above.
Modifications and Administration
This Plan is provided at the discretion of the Committee and the Committee reserves the right to alter or modify it in the future. The Committee is responsible for the administration of the Plan and has the exclusive right to make any and all interpretations, rules, and regulations regarding the Plan.